THIS SECOND AMENDMENT TO REVOLVING CREDIT AGREEMENT AMENDS THE REVOLVING CREDIT AGREEMENT DATED AS OF SEPTEMBER 1, 2016.

SECOND AMENDMENT TO

REVOLVING CREDIT AGREEMENT

THIS SECOND AMENDMENT TO REVOLVING CREDIT AGREEMENT (the “Second Amendment”), dated and effective as of this 29th day of September, 2021, by and among WEIS MARKETS, INC., a Pennsylvania corporation, DUTCH VALLEY FOOD COMPANY, LLC, a Pennsylvania limited liability company, WEIS TRANSPORTATION, LLC, a Pennsylvania limited liability company, and WMK FINANCING, INC., a Delaware corporation (the “Borrowers” and each a “Borrower”) and WELLS FARGO BANK, N.A., a national banking association (the “Lender”).

BACKGROUND

A.The Borrowers and the Lender entered into that certain Revolving Credit Agreement dated as of September 1, 2016 (as previously modified by that certain First Amendment to Revolving Credit Agreement dated effective August 21, 2019 (the “First Amendment”), hereinafter, as so modified, the “Agreement”). Unless expressly provided otherwise in this Second Amendment, capitalized terms used in this Second Amendment shall have the meanings given to them in the Agreement.
B.The parties desire to amend the Agreement, as set forth herein, so as to (w) extend the Maturity Date, (x) amend the applicable rate of interest, (y) amend certain covenants and (z) amend certain other provisions of the Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

1.Background. The foregoing Background paragraphs are incorporated herein by reference hereto and the accuracy of the same are hereby acknowledged. The Agreement and all terms thereof are incorporated herein by reference hereto.
2.The definition of “Maturity Date” set forth in Section 1.1 of the Agreement is hereby amended and restated in its entirety as follows:

Maturity Date:  September 1, 2024, or such earlier date as the Commitment shall terminate pursuant to the terms hereof.

3.Interest Rate.  The Agreement is hereby amended to amend the following provisions relating to the interest rate:
(a)Section 1.1 of the Agreement, entitled “Defined Terms”, is hereby amended so as to delete in their entirety each of the following definitions:

Base Rate: shall mean, for any day, the higher of (a) rate of interest publicly announced by the Lender from time to time at its principal office as its prime commercial lending rate (which rate is not necessarily the lowest rate charged by the Lender to its borrowers) or (b) the Federal Funds Rate, plus one-half of one percent (0.50%). Notwithstanding anything in this Agreement to the contrary, if the Base Rate determined as provided above would be less than zero percent (0.00%) then the Base Rate shall be deemed to be zero percent (0.00%).

Federal Funds Rate: for any day, a fluctuating interest rate per annum equal for such day to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to the Lender on such day on such transactions as determined by the Lender.

LIBOR Rate: means the variable rate of interest per annum determined by Lender each day based on the rate for United States dollar deposits for delivery of funds for one (1) month as reported on Reuters Screen LIBOR page (or any successor page) at approximately 11:00 a.m., London time, or, for any day not a London Business Day, the immediately preceding London Business Day (or if not so reported, then as determined by Lender from another recognized source or interBank quotation). Notwithstanding anything in this Agreement to the contrary, if the LIBOR Rate determined as provided above would be less than zero percent (0.00%), then the LIBOR Rate shall be deemed to be zero percent (0.00%).

London Business Day: means any day that is a day for trading by and between Lenders in Dollar deposits in the London interBank market.

(b)Section 1.1 of the Agreement, entitled “Defined Terms”, is hereby further amended to add each of the following definitions:

“Benchmark” means, initially, Daily Simple SOFR; provided, however, that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, has occurred with respect to Daily Simple SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to the provisions of this Agreement.

“Benchmark Administrator” means, initially, the SOFR Administrator, or any successor administrator of the then-current Benchmark or any insolvency or resolution official with authority over such administrator.

“Benchmark Floor” means a rate of interest equal to zero percent (0%).

“Benchmark Replacement” means the sum of: (A) the alternate rate of interest that has been selected by Lender as the replacement for the then-current Benchmark; and (B) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Lender, in each case, giving due consideration to (x) any selection or recommendation by the Relevant Governmental Body at such time for a replacement rate, the mechanism for determining such a rate, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such rate, or (y) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then-current Benchmark, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such alternate rate for U.S. dollar-denominated syndicated or bilateral credit facilities at such time; provided, however, that if the Benchmark Replacement as determined as provided above would be less than the Benchmark Floor, then Benchmark Replacement shall be deemed to be the Benchmark Floor, subject to any other applicable floor rate provision.

“Benchmark Replacement Conforming Changes” means any technical, administrative or operational changes (including, without limitation, changes to the timing and frequency of determining rates and making payments of interest, prepayment provisions and other technical, administrative or operational matters) that Lender decides may be appropriate to reflect the adoption and implementation of a Benchmark Replacement and to permit the administration thereof by Lender.

“Benchmark Replacement Date” means the date specified by Lender in a notice to Borrower following a Benchmark Transition Event or Early Opt-in Election.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark: a public statement or publication of information by or on behalf of the Benchmark Administrator or a regulatory supervisor for the Benchmark Administrator announcing that (A) the Benchmark Administrator has ceased or will cease to provide the Benchmark permanently or indefinitely or (B) the Benchmark is no longer, or as of a specified future date will no longer be, representative of underlying markets.

“Daily Simple SOFR” means, with respect to any day (a “Reference Day”), a rate per annum equal to SOFR for the date that is (a "SOFR Rate Date") two (2) U.S. Government Securities Business Days prior to, (i) if such Reference Day is a U.S. Government Securities Business Day, such Reference Day, or, (ii) if such Reference Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Reference Day, in each case, as such rate appears on the SOFR Administrator’s Website at approximately 3:00 p.m. (New York City time) on the U.S. Government Securities Business Day immediately following such SOFR Rate Date; provided, however, that if Daily Simple SOFR determined as provided above would be less than the Benchmark Floor, then Daily Simple SOFR shall be deemed to be the Benchmark Floor.

“Early Opt-in Election” means the election by Lender to declare that the Benchmark will be replaced prior to the occurrence of a Benchmark Transition Event and the provision by Lender of written notice of such election to Borrower indicating that at least five (5) currently outstanding U.S. dollar-denominated syndicated or bilateral credit facilities at such time contain (as a result of amendment or as originally executed) a new benchmark interest rate to replace the then-current Benchmark.

“Federal Reserve Business Day” means any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

"Prime Rate" means at any time the rate of interest most recently announced within Lender at its principal office as its prime rate, with the understanding that the Prime Rate is one of Lender's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Lender may designate; provided, however, that if Prime Rate determined as provided above would be less than zero percent (0%), then Prime Rate shall be deemed to be zero percent (0%).

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” means a rate per annum equal to the secured overnight financing rate published by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

(c) Section 2.3 of the Agreement, entitled “Interest”, is hereby amended and restated in its entirety to as to henceforth read as follows:

2.3Interest.

(a)Interest. The outstanding principal balance of the Loans shall bear interest (computed on the basis of a 360-day year, actual days elapsed) at a fluctuating rate per annum determined by Lender to be seventy-six hundredths percent (0.76%) above Daily Simple SOFR in effect from time to time. Lender is hereby authorized to note the date, principal amount and interest rate applicable to the Loans and any payments made thereon on Lender's books and records (either manually or by electronic entry) and/or on any schedule attached to this Agreement, which notations shall be prima facie evidence of the accuracy of the information noted, absent manifest error. The Lender shall be permitted to estimate the amount of accrued interest that is payable at any time hereunder on the applicable invoice provided by Lender to Borrower in respect thereof, in which case Borrower shall pay such estimated amount and Lender shall to the extent necessary, include on the next invoice an adjustment to correct any difference between the amount on the applicable invoice and the amount of interest that actually accrued pursuant to the terms of this Agreement.

(b)Taxes and Regulatory Costs. Borrower shall pay to Lender immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to SOFR or Daily Simple SOFR, and (ii) costs, expenses and liabilities arising from or in connection with reserve percentages prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Board of Governors of the Federal Reserve System, as amended), assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to SOFR or Daily Simple SOFR. In determining which of the foregoing are attributable to any SOFR or Daily Simple SOFR option available to Borrower hereunder, any reasonable allocation made by Lender among its operations shall be conclusive and binding upon Borrower.

(c)Default Interest. Lender shall have the option in its sole and absolute discretion to have the outstanding principal balance of the Loans bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to two percent (2%) above the rate of interest from time to time applicable to the Loans (i) from and after the Maturity Date; (ii) from and after the date prior to the Maturity Date when all principal owing hereunder becomes due and payable by acceleration or otherwise; and/or (iii) upon the occurrence and during the continuance of any Event of Default.

(d)Inability to Determine Interest Rates; Illegality. Subject to the Benchmark Replacement Provisions below, if Lender determines (any determination of which shall be conclusive and binding on Borrower) that either (i) Daily Simple SOFR cannot be determined pursuant to the definition thereof other than as a result of a Benchmark Transition Event or an Early Opt-in Election (an “Inability Determination”) or (ii) any law has made it unlawful, or that any governmental authority has asserted that it is unlawful, for Lender to make or maintain an advance based on SOFR or Daily Simple SOFR, or to determine or charge interest rates based upon SOFR or Daily Simple SOFR (an “Illegality Determination”), then Lender will so notify Borrower. The outstanding principal balance of the Loans shall bear interest (computed on the basis of a 360-day year, actual days elapsed) at a fluctuating rate per annum determined by Lender to be equal to the Prime Rate in effect from time to time, from the date of an Inability Determination or an Illegality Determination until Lender revokes such Inability Determination or notifies Borrower that the circumstances giving rise to such Illegality Determination no longer exist, as applicable. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Lender. Notwithstanding any of the foregoing to the contrary, if a Benchmark Replacement is subsequently determined in accordance with applicable Benchmark Replacement Provisions, that Benchmark Replacement, plus any applicable margin, will become effective on the Benchmark Replacement Date and will then supersede the Prime Rate and margin determined in accordance with this provision.

(e)Benchmark Replacement Provisions. Notwithstanding anything to the contrary contained in this Agreement or in any related loan document (for the purposes of these Benchmark Replacement Provisions, a swap agreement by and between Borrowers and Lender or its affiliates is not a loan document):

(i)Benchmark Replacement. If a Benchmark Transition Event or an Early Opt-in Election, as applicable, occurs, the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes under this Agreement or under any related loan document. Any Benchmark Replacement will become effective on the applicable Benchmark Replacement Date without any further action or consent of Borrower.

(ii)Benchmark Replacement Conforming Changes. Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Borrower.

(iii)Notices; Standards for Decisions and Determinations. Lender will promptly notify Borrower of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, and (iii) the effectiveness of any

Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Lender pursuant to these Benchmark Replacement Provisions, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and will be made in its sole discretion and without Borrower consent.

(d)Section 2.4.6 of the Agreement, entitled “Application of Prepayments and Repayments”, is amended and restated in its entirety as follows:

2.4.6Application of Prepayments and Repayments.  Unless otherwise provided in this Agreement, repayments and prepayments shall be applied (i) first to costs, indemnities and fees (to the extent then payable), (ii) then to principal, applied first to any Loans outstanding at the Prime Rate and then to any Loans outstanding at Daily Simple SOFR, and (iii) finally to provide cash collateral for Letters of Credit.  All mandatory prepayments under Section 2.4.5 shall be applied first to outstanding Loans under the Line of Credit (with a corresponding reduction in the Commitment) in the same order as the previous sentence.

(e)Section 2.6.1 of the Agreement, entitled “Mandatory Suspension of LIBOR Rate”, is hereby deleted in its entirety.
4.Amendments to General Negative Covenants. Article 8 of the Agreement, entitled “General Negative Covenants”, is amended as follows:
(a)The reference to the sum “$40,000,000” contained in subsection (h) of Section 8.1.1, entitled “Limitations on Indebtedness”, shall henceforth be amended to read “$50,000,000”;
(b)The reference to the sum “$1,000,000” contained in subsection (m) of Section 8.2.1, entitled “Limitation on Liens”, shall henceforth be amended to read “$10,000,000”;
(c)The reference to the sum “$1,000,000” contained in subsection (k) of Section 8.3, entitled “Investments and Acquisitions”, shall henceforth be amended to read “$25,000,000”;
(d)Subsection (c) of Section 8.3, entitled “Investments and Acquisitions”, of the Agreement is hereby amended and restated in its entirety so as to henceforth read as follows:

(c)Acquisitions, provided, however, that all Acquisitions by the Borrowers and any of their Subsidiaries (occurring after the date of this Second Amendment and in the aggregate) shall not require payment of total consideration (including debt assumption) in excess of Two Hundred Fifty Million Dollars ($250,000,000.00).

(e)The reference to the sum “$30,000,000” contained in Section 8.11, entitled “Sale and Leaseback”, shall henceforth be amended to read “$50,000,000”.

5.Deliveries. The agreement of the Lender to modify the terms of the Agreement is and shall be subject to the delivery to the Lender of all of the following (which are hereby included within the meaning of the term “Loan Documents” as defined in the Agreement):
(a)This Second Amendment executed by all necessary parties;
(b)The Second Amended and Restated Promissory Note executed by all necessary parties;
(c)An updated Secretary’s Certificate in the form of Exhibit C to the Agreement and complying with the terms of Section 3.1.1 of the Agreement; and
(d)Such other documentation, resolutions and confirmations as the Lender may reasonably require.
6.Additional Representations. As an inducement to the Lender to execute this Second Amendment, the Borrowers make the following representations and warranties and acknowledge the Lender’s justifiable reliance thereon:
(a)No Event of Default has occurred under the Agreement and/or First Amendment or any of the Loan Documents;
(b)All representations and warranties previously made by the Borrower pursuant to Article 4 of the Agreement, the First Amendment, or in any of the Loan Documents, remain true, accurate and complete and are fully applicable to this Second Amendment; and
(c)The Agreement, as previously amended by the First Amendment and as modified herein, is a valid and binding obligation of the Borrowers and is fully enforceable in accordance with all of its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium, or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.
7.Prior Representations. All of the terms, provisions, conditions, covenants, warranties, representations and agreements set forth in the Agreement except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such earlier date and except as and to the extent modified by this Second Amendment, shall remain in full force and effect. The Lender and the Borrowers ratify and confirm each to the other all of the provisions of the Agreement and Loan Documents, as amended by the First Amendment and this Second Amendment, and any Loan Documents to be executed in connection herewith.
8.No Additional Commitments. Nothing contained in this Second Amendment shall be deemed to be an offer, commitment, covenant and/or agreement by the Lender to renew, restate, amend, extend or otherwise modify the terms of the Agreement, except as is expressly stated in this Second Amendment; and no such offer, commitment, covenant and/or agreement exists unless same is expressly stated in this Second Amendment.

9.Costs and Expenses. Borrowers agree to pay all of Lender’s legal fees and expenses in connection with the review, preparation, negotiation, documentation and closing of this Second Amendment. Nothing contained in this Second Amendment shall limit in any manner whatsoever Lender’s right to reimbursement of costs and expenses under any of the Loan Documents.
10.No Novation. Nothing contained herein and no actions taken pursuant to the terms hereof are intended to constitute a novation of the Agreement or any of the Loan Documents and shall not constitute a release, termination or waiver of any of the liens and security interests (if any), rights or remedies granted to the Lender in the Loan Documents.
11.No Waiver. Except as may be otherwise expressly provided herein, nothing herein contained and no actions taken by Lender in connection herewith shall constitute nor shall they be deemed to be a waiver, release or amendment of or to any rights, remedies, or privileges afforded to the Lender under the Loan Documents or under the UCC. Nothing herein shall constitute a waiver by the Lender of the Borrowers’ compliance with the terms of the Loan Documents, nor shall anything contained herein constitute an agreement by the Lender to enter into any further amendments with Borrowers.
12.Inconsistencies. To the extent of any inconsistency between the terms and conditions of this Second Amendment and the terms and conditions of the Agreement (as amended) and the Loan Documents, the terms and conditions of this Second Amendment shall prevail. All terms and conditions of the Agreement and Loan Documents, as previously amended, not inconsistent herewith shall remain in full force and effect.
13.Binding Effect. This Second Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
14.Governing Law; Multiple Counterparts. This Second Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania. This Second Amendment may be executed in multiple counterparts.
15.Successors and Assigns. This Second Amendment and all rights and powers granted hereby will bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
16.No Third Party Beneficiaries. The rights and benefits of this Second Amendment and the Loan Documents shall not inure to the benefit of any third party.
17.Headings. The headings of the sections of this Second Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Second Amendment.
18.Joint and Several Liability. The Borrowers acknowledge and reaffirm the terms of Section 10.19 of the Agreement.

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[TWO SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Borrowers and the Lender have caused this Second Amendment to Revolving Credit Agreement to be duly executed and delivered as of the day and year first above written.

WEIS MARKETS, INC.,

a Pennsylvania corporation

By:/s/ Michael T. Lockard_________ ______

Name: Michael T. Lockard

Title: Senior Vice President and

Chief Financial Officer

DUTCH VALLEY FOOD COMPANY, LLC,

a Pennsylvania limited liability company

By:/s/ Michael T. Lockard  _______

Name: Michael T. Lockard

Title: Senior Vice President, Treasurer and Assistant Secretary

WEIS TRANSPORTATION, LLC,

a Pennsylvania limited liability company

By:/s/ Michael T. Lockard   _______

Name: Michael T. Lockard

Title: Senior Vice President, Treasurer and Assistant Secretary

WMK FINANCING, INC.,

A Delaware corporation

By:/s/ Lisa M. Oakes______

Name: Lisa M. Oakes

Title: President, Treasurer and Secretary

[SIGNATURE PAGE ONE OF TWO TO SECOND AMENDMENT TO REVOLVING CREDIT AGREEMENT]

WELLS FARGO BANK, N.A.

By:/s/ Michael Gigler

Name: Michael Gigler

Title: SVP and Sr. Relationship Manager

[SIGNATURE PAGE TWO OF TWO TO SECOND AMENDMENT TO REVOLVING CREDIT AGREEMENT]